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                                   EXHIBIT A

Select Emerging Markets Fund

Select Aggressive Growth Fund

Select Capital Appreciation Fund

Select Value Opportunity Fund

Select International Equity Fund

Select Growth Fund

Select Strategic Growth Fund

Core Equity Fund

Equity Index Fund

Select Growth and Income Fund

Select Strategic Income Fund

Select Investment Grade Income Fund

Government Bond Fund

Money Market Fund


                             Effective May 1, 2002.